Exhibit T3A.21

THE COMPANIES LAW (CAP.113)

PRIVATE COMPANY LIMITED BY

SHARES

MEMORANDUM

AND

ARTICLES OF ASSOCIATION

OF

LATCHEY LIMITED

Incorporated on the     day of                 , 2007

Certificate of Incorporation No.

Michael Kyprianou & Co.

35 Theklas Lysiotis street

EAGLE STAR HOUSE, 6th floor

3030 Limassol, Cyprus

THE COMPANIES LAW (CAP.113)

PRIVATE COMPANY LIMITED BY

SHARES

MEMORANDUM

AND

ARTICLES OF ASSOCIATION

OF

LATCHEY LIMITED

Incorporated on the     day of                     , 2007

Certificate of Incorporation No.

Michael Kyprianou & Co.

35 Theklas Lysiotis street

EAGLE STAR HOUSE, 6th floor

3030 Limassol, Cyprus

THE COMPANIES LAW CAP. 113

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

LATCHEY LIMITED

1.	The name of the Company (hereinafter called “The Company”) is:-

LATCHEY LIMITED

2.	The Registered Office of the Company will be situated in Cyprus.

3.	The objects for which the Company is established are:

(1)	To carry on the businesses or undertakings of a holding and investment company and for purposes of investment and/or for the objects of the company and the carrying on of the Company’s businesses, undertakings and activities:-

(a)(i)	To acquire for investment purposes and maintain either in the name of the Company or in the name of any other person, shares, stock, debentures, debenture stock, bonds, promissory notes, commercial or negotiable or in any way transferable instruments, liabilities and securities issued or guaranteed by any company wherever incorporated or carrying on business as well as debentures, debenture stock, bonds, promissory notes, liabilities and securities issued or guaranteed by any Government, Sovereign State, public corporation, public body or authority, independent, dependent, municipal, local or other, wherever situated.

(ii)	To acquire any such shares, stock, debentures, debenture stock, bonds, promissory notes, liabilities and securities by participating in the incorporation, by contract, tender, purchase, exchange, underwriting, by participating in syndicates or otherwise and whether these are fully paid up or not and under any conditions or restrictions considered to be proper.

(iii)	To exercise and give effect to all the rights and powers which arise or emanate from the ownership by the Company of any shares, stock, debentures, debenture stock, bonds, promissory notes, commercial or negotiable or in any way transferable instruments, obligations and securities, including, without prejudice to the generality of the matters aforesaid, the right to exercise all the powers of veto or control which the Company may have in consequence of its ownership of any special proportion of the issued or nominal value of the above and to excercise or render all the necessary services relating to the management, control and supervision of any company in which the Company is interested under such terms as it may approve.

(iv)	To acquire for investment purposes by purchase, lease, exchange, grant, gift, assignment, possession, licence or otherwise any movable property of any kind or category and any interest, share or right in such property or in relation to such property which may be considered proper for investment.

(v)	To sell, mortgage, pledge or otherwise alienate or charge (but not deal in) any shares, stock, debentures, debenture stock, bonds, promissory notes, liabilities or securities or other movable property of the Company of any kind or form including any rights or interests over any such property.

(b)(i)	To acquire by purchase, lease, exchange, grant, gift, assignment, possession, licence or otherwise any land, buildings, rights, privileges, easements over property not belonging to the Company and generally on any immovable property of whatever nature or category and any share, interest or right in such property or in connection with it as may be considered proper for investment.

(ii)	To occupy, erect build, construct, elaborate divide, plant and exploit for investment purposes but not for commercial purposes land, plantations, farms, houses, buildings or other works of all kinds on any land of the Company or on any other land or property and to demolish, reconstruct, extend, alter and improve any existing houses, buildings or works and generally to improve the property of the Company.

(iii)	To sell, let, mortgage dispose or otherwise alienate (but not to deal in) land, buildings and other immovable property of the Company or any such other property over which the Company may acquire any right or interest.

(iv)	To establish, operate, maintain, build, construct, purchase, take on lease or otherwise acquire offices, shops, sheds, warehouses, retail stations, branches, trade centres, delivery networks, agencies and any other necessary premises or to acquire or use such premises permanently, temporarily or otherwise.

(2)	To carry on all or any of the businesses or undertakings of manufacturers, industrialists, contractors, merchants (wholesale and retail), purchasers, sellers, retailers, suppliers, exporters, importers, distributors, agents, shippers, carriers, customs clearing officials, forwarders, agents of customs clearing officials and forwarders, warehousemen, makers, preparers, packers and to place orders, exchange, grant credit and generally deal in or in relation to any interests, shares, rights, goods, products, commodities, constructions, apparatus, machinery and items of any kind or category.

(3)	To establish, create, carry on, promote develop, and contribute to the creation, carrying on, promotion and development of any industry, manufacture, trade, business for the rendering of services or any business or undertaking and to participate in their management, administration, supervision and control.

(4)	To carry on the business of a Service Company to any person natural or legal and to render to such persons all the services assistance and facilities that will become necessary to provide or that will from time to time be deemed necessary and/or will be agreed upon between the Company and such persons.

(5)	To procure services and/or assistance of any kind, type, branch and nature, to finance and/or secure and procure logistics for operation and for immediate needs and to carry on the businesses or undertakings of consultants on matters of rendering services.

(6)	To engage and employ for the benefit of the Company or of third persons, to provide or secure the provision of skilled and unskilled labour for all forms of services, as well as to provide all kinds of services, including consultancy services, and to supply, train, engage and employ personnel of all kinds, as well as to provide all kinds of materials and services.

(7)	To render services or assistance as agent, mediator, co-ordinator, broker and as a centre for the collection and/or gathering of information.

(8)	To provide assistance, technical and scientific services or facilities to any governmental state, municipal, local, private or other authority or organisation or company or legal or natural person and to carry on undertake execute, supervise any project for the public benefit or any other project, business, undertaking or study and research, for remuneration or otherwise.

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(9)	To carry out financial, stock-exchange and other studies with remuneration or otherwise, for any organisation, bank, company, firm or person and to undertake and carry out, with remuneration or otherwise, on behalf of any organisation (state organisation, organisation the substantial shareholding of which is held by the government, public organisation, private organisation or other), bank, company, firm or person, studies, statistics and research and to give advice in relation to financial and stock-exchange matters as well as personnel matters, to the businesses or undertakings of any description, to the administration, grant, purchase and sale, to gather, prepare, distribute information relating to any business or undertaking and to promote, improve and to indicate methods of procedure or measures which may be deemed desirable or advantageous for the attainment of all or any of the objects of the Company.

(10)	To provide, supply or to procure the provision or supply of any necessary, required or requested service or assistance of any kind or nature by and to any person, company, firm or other legal person or organization.

(11)	To give advice relating to the means and methods for the expansion, development, promotion and improvement of businesses and undertakings of all kinds or descriptions carried on by any person and for the systems or methods relating to the manufacture, storage, distribution, marketing, disposition, sale, promotion and advertisement of any interests, shares, or rights or movables, goods, products, commodities or objects or by the rendering of services of any kind or description to any person.

(12)	To undertake agencies, orders and any kind of business for remuneration or on a commission basis and generally to carry on the businesses or undertakings of service consultants.

(13)	To carry on the businesses or undertakings of financial representatives and consultants, trade agents business, agents, advertising agents and generally transfer agents.

(14)(a)	To exploit the experience and know-how to be obtained from the Company’s businesses or undertakings and to carry on the businesses or undertakings of consultants in businesses of the same or similar nature, to render to others technical services, to undertake technical or other studies and to render assistance of a technical nature in relation to such businesses and generally to act as consultant or adviser.

(b)

The above services as managers, administrators, technical consultants or consultants shall be general or special or specialised and shall include (but shall not be restricted to) management or administration, valuations, technical services, technical studies, preliminary studies and cost studies, programming, budgetary control, financial studies,

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estimates, feasibility studies, quantity surveys, measurements, provision of technical, managerial financial or other advice, advice on arbitral and other disputes, opinions of all kinds as well as other services or facilities.

(15)	To carry on the businesses or undertakings of agents or managers of any businesses or undertakings and to engage specialists or experts for the research and investigation of situations, the administration, the prospects, valuations and conditions of any business or undertaking and generally relating to any property or rights of any kind.

(16)	To carry on the businesses of consultants on matters relating to the setting up, incorporation, organization, functioning, administration, unification, merge, receipt, acquisition, undertaking, and programming of legal persons of any kind, as well as on matters relating to the capability of legal persons to undertake, carry out, execute, promote and pursue all kinds of targets, objects, activities, projects and undertakings.

(17)	To carry on the undertakings or businesses of business consultants, consultants relating to marketing, transfer agents, valuers and to act as mediator for the taking or the setting up of taking salesmen, purchasers, partners and servants.

(18)	To undertake and exercise the office or offices, powers, discretions, duties and obligations of trustee, custodian trustee, executor, administrator, manager, liquidator, agent, nominee, of any person or persons or, for the benefit of any person or persons, companies, corporations, institutions, groups, societies, clubs or other.

(19)	To carry on the businesses or undertakings of secretary, manager, director, managing director, governing director, administrator or representative of any company, firm, public or private organization, agency or other authority or public body or private person, of agent and consultant on matters pertaining to all kinds of management, administration, organization, and guidance of companies, firms, bodies of persons or undertakings, to carry on the business of secretaries, archivists, managers and consultants of any company, firm, organization or body of persons, to offer and render organizational assistance or advice and generally to carry on the businesses of consultants and advisers.

(20)	To carry on the businesses or undertakings of insurers, brokers and insurance agents in all their branches and of advisers on questions of insurance, inspectors, valuers, assessors, appraisers and average adjusters.

(21)	To organize in Cyprus or anywhere abroad and from Cyprus or from any other country or place, to carry out, organize, manage, administrate, control, follow up and generally to supervise, the activities, undertakings, businesses and acts of the Company.

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(22)	To enter into any transaction with any governmental, municipal, communal, or other authority or body or with any person that may be deemed necessary or conducive to the objects of the Company and to obtain, purchase, hire, take on lease, exchange from any such authority or person and to register and use any patents, brevets d’ invention, trade marks, diplomas, contracts, licences, easements, rights or privileges. Furthermore, to sell, donate, let or otherwise alienate the above rights or privileges.

(23)	To insure anything or any property or interest or any liability, obligation or event with any other company, firm or person against losses, damages, liabilities, obligations, events and risks of any kind.

(24)	To give guarantees and to sign indemnities to or for the benefit of any person natural or legal and for the purpose of securing any sum guaranteed, to give the same charges and/or securities as the Company is empowered to give in respect of loans contracted by the Company.

(25)	To lend, borrow, raise money or grant credit facilities, either acting alone or jointly or in conjunction with others, either with or without any security in such manner as the Company shall think fit and to mortgage, pledge or charge the whole or any part of the undertaking of the Company and the movable and/or immovable properly and assets of the Company present or future wherever situated or any part thereof, as well as the whole or any part of the uncalled capital of the Company, so as to secure any loan or loans or part of any such loan or loans or credit facilities and to issue bonds, bills of exchange, promissory notes, debentures with or without a floating charge and debentures payable at any time and in any manner as the Company may think fit, and the whole or part of the product of any such loan or loans or credit facilities, may be wholly or partly available for the benefit or use of the Company itself or of any other company or companies, or person, or persons, or of the Company in conjunction or jointly with another company or companies and/or person or persons, or partly in one way and partly in another.

(26)	To sign, issue, indorse, assign, discount and generally deal in bonds or promissory notes, bills of exchange, bills of lading, negotiable or transferable instruments or documents as well as in all kinds of commercial bonds, warrants, coupons, instruments or documents and to generally perform all acts relating either directly or indirectly, to such business and to the attainment and promotion of the objects of the Company.

(27)	To acquire and undertake the whole or any part of the business or property movable or immovable as well as the liabilities of any natural or legal person carrying on or intending to carry on any business which the Company is authorised to carry on or which may

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be carried on in connection with the business that the Company is entitled to carry on or, which is capable of being conducted in a way that is directly or indirectly beneficial to the Company or which possesses property suitable for the purposes of the Company.

(28)	To amalgamate, enter into partnership or into any arrangement for sharing of profits, merge or otherwise enter into any joint venture or co-operation with any natural or legal person which carries on or is engaged in or is interested in carrying on or in engaging in any business, work or transaction which the Company is authorised to carry on or, which can in the opinion of the Directors be carried on in conjunction with the businesses of the Company or, in a way that directly or indirectly benefits the Company.

(29)	To establish or promote or with consent or otherwise contribute to the establishment or promotion of any legal person for the purpose of this person acquiring all or part of the property, rights and liabilities of the Company or for any other purpose which may in the circumstances be deemed directly or indirectly beneficial or of service to the Company and to place, guarantee, secure the disposition of, purchase or in any other way to acquire all or any part of the shares or securities of any such person.

(30)	To distribute among its members in kind any property of the Company or any proceeds of sale or generally to dispose of any such property provided that if any such distribution amounts to a reduction of Capital it shall be made only in the manner provided by the Law from time to time.

(31)	To establish and maintain or to contribute to the establishment and maintenance of any contributory or non-contributory Pension or Provident Fund or Fund for other benefits for the benefit of any persons who are or were at any time in the service of the Company or of any company which is a subsidiary of the Company or is allied to or otherwise associated with the Company or who are or were at any time Directors or Officers of the Company or of any such other subsidiary company as aforesaid, or the spouses, widows, families or in any other way dependants of any such persons or any of them and to give or in any other way contribute to the giving of donations, gratuities, pensions, grants or allowances or other assistance to any such persons.

(32)	To establish, subsidise and participate in any institution, association, club or fund, calculated to be for the benefit of or to advance the interests of the Company or of any such other company as in the preceding sub-clause referred to and to make payments towards the insurance of any such persons as in the preceding sub-clause referred to and to do any of the matters herein or in the preceding sub-clause referred to either alone or in conjunction with any such other legal person as aforesaid.

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(33)	To make donations for charitable, therapeutic, cultural, scientific, educational, artistic, athletic, entertaining or other objects which will be considered by the Company to be of public benefit as well as to establish, manage, operate, participate in, finance, give financial or other support to any charitable, medico-pharmaceutical, philanthropic, cultural, scientific, athletic, educational, artistic, or other institutions, funds, centres, clubs or associations, which the Company may from time to time consider expedient or desirable, and to undertake, carry on, participate in association with others, finance or support by itself or under its auspices, any research, charitable, cultural, scientific, educational, artistic, athletic, entertaining or other activities including the granting, financing or supporting of scholarships or studies, as the Company may consider expedient or desirable.

(34)	To pay in money or otherwise so as to acquire any rights or property and to remunerate any person either by cash payment or by the allotment of shares, debentures or other securities of the Company, credited as paid up in full or in part or otherwise.

(35)	To procure the Company to be registered or recognised in any state or place abroad and to comply with any conditions or terms necessary to enable the Company to carry on any undertakings, businesses or activities in any state or place abroad as well as to establish offices, branches, warehouses, sale shops or other premises in the above states or places for the purpose of achieving the objects of the Company.

(36)	To carry on and/or exercise all or any of the above matters, undertakings, acts, businesses, or powers anywhere, either acting alone or in conjunction or jointly with or in combination or in association or in co-operation with any other company, firm or person and either in the name and on account of the Company or in the name of the Company acting in conjunction or jointly or severally with the name of another, and either as agent, trustee, broker, contractor or otherwise and either directly or through agents, trustees, sub-contractors, nominees or otherwise.

(37)	To do all such things generally as maybe deemed useful, conducive, expedient or profitable for the attainment, directly or indirectly, of the above objects or any of them.

And it is hereby declared that the word “COMPANY” in this clause, when not applied to this Company, as well as the words “legal person” shall be deemed to include any company or body of persons of limited liability or not or any other legal person and whether domiciled in Cyprus or abroad, and whether constituted under the Laws of Cyprus or of any other country or state or of any colony or dependency and whether existing or hereafter to be formed. And the word “person” (unless the context otherwise requires) shall be deemed to include a legal person.

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And it is hereby also declared that in the interpretation of this clause the objects and powers conferred on the Company by any of the sub-clauses of this clause, shall not be restricted but shall be given the widest possible interpretation and, shall not except when the context expressly so requires, be limited by reference to or inference from the objects or powers contained in other sub-clauses or from the terms of any other sub-clauses, or by the name of the Company None of the above sub-clauses and no object or objects or powers thereby conferred upon the Company shall be deemed subsidiary or auxiliary merely to the objects or powers conferred upon the Company by other sub-clauses, but the Company shall have full right and power to realise or aim in realising all or any of the objects and powers conferred by and/or contained in any sub-clause of this clause which shall be firstly construed independently as if each and every one of them contained the main objects of the Company and then, where necessary or expedient to give a wider interpretation to its terms, in combination with any other or others.

4.	The liability of the members is limited.

5.	The share capital of the Company is Five Thousand Euro (Euro 5.000) divided into Five Thousand (5.000) shares of One Euro (Euro 1) each with power of the Company to increase or reduce the said capital.

Subject and without prejudice to any special rights or privileges attached to any class of shares forming part of the Company’s capital, the rights which will be attached to any issued shares may be modified as provided in the Company’s Articles of Association as if the Company’s capital were already divided into different classes of shares and the rights attached to any class of shares were about to be modified and any of the un issued shares in the original capital and any new shares to be created from time to time may be issued with any preferred rights as regards dividend or the return of capital or both or with any privilege or advantage over any other shares previously issued or to be issued at or about the same time or with restricted or deferred rights as compared to any other shares previously issued or to be issued at or about the same time or with any special or restricted rights or without any voting right and generally on such terms and with such reservations, rights, privileges or restrictions as may from time to time be decided, subject always to the relative provisions, if any, of the Articles of Association for the time being in force and the provisions of the Companies Law for the time being in force.

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We, the undersigned whose name and address is subscribed hereunder, are desirous of forming a Company in pursuance of this Memorandum of Association and we agree to take the number of shares in the capital of the Company set opposite our name.

Name, address and description of Subscriber	Number of shares taken by the Subscriber

CS ACSA SECRETARY SERVICES LIMITED Reg. No HE 161523 Theklas Lysioti 35 Eagle Star House, 5th floor 3030 Limassol Cyprus	1.000 (One Thousand)

TOTAL	1.000 (One Thousand)

Dated this 28th day of September , 2006 Witness of the above signature: Constantia Dionysiou Profession: Administrator Corporate Department Address: Vasiliou Megalou No 1, Limassol

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THE COMPANIES LAW CAP. 113

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

LATCHEY LIMITED

INTERPRETATION

1.	In these Regulations, except where inconsistent with the subject or context hereof, the terms used in the Companies Law, Cap. 113, as such Law will apply after any possible amendments, at the date on which these Regulations shall come into force, will bear the meaning given to them in the said Law. The words standing in the first column of the Table next hereinafter contained shall bear the meaning set opposite to them respectively in the second column thereof, that is -

WORDS	MEANING

The Company	LATCHEY LIMITED

The Law	The Companies Law, Cap. 113 and any Law amending or substituted for the same.

These Regulations	These Articles of Association and any modifications or amendments which take place by virtue of a special resolution

The office	The registered office for the time being of the Company in Cyprus

Seal	The common seal of the Company

Cyprus	The Republic of Cyprus

The Directors	The Directors for the time being of the Company or the Directors who are present at a meeting of the Board of Directors which has been duly called and in which there is a quorum.

The Board of Directors	The Board of Directors of the Company

Member	Member of the Company

Month	Calendar Month

Register	The Register of Members of the Company

In Writing	In writing or in any substitute way or partly in one way and partly in the other way and includes typing, printing, lithography, photography, photocopying or any other mode or modes of reproducing words in a visible form.

Paid up	Paid up or credited as paid up.

Poll	Voting on a Poll

Proxy	Proxy

Family Company of a member	Company controlled by the member and/or its spouse and/or its relatives up to and including the second degree of kinship or by one or more of the above.

Words importing the singular only shall include the plural number and vice-versa, and

Words importing the masculine gender only shall include the feminine gender, and

Words referring to persons shall include companies, bodies corporate, with limited liability or not or other legal persons and the terms “debenture” and “debenture holder” shall include debenture stock and holders of titles of debenture stock and the term “Secretary” shall include a temporary or an assistant Secretary and any person appointed by the Directors in order to execute secretarial duties.

Any reference in these Regulations to any provision of the Law, where this accords with the text, shall be interpreted as a reference to a provision of the Law as such Law stands for the time being after any possible amendments.

2.	Part I of Table A in the First Schedule of the Companies Law shall not apply to the Company except where this is repeated and incorporated in these Regulations.

3.	The Company is a private company and accordingly:

(a)	the right to transfer shares is restricted in manner hereinafter prescribed;

(b)	the number of members of the Company (exclusive of persons who are in the employment of the Company and of persons who having been formerly in the employment of the Company were while in such employment and have continued after the termination of such employment to be members of the Company) is limited to fifty. Provided that where two or more persons hold one or more shares in the Company jointly they shall for the purpose of this Regulation be treated as a single member;

(c)	any invitation to the public to subscribe for any shares or debentures of the Company is prohibited;

(d)	Company shall not have power to issue shares or share warrants to bearer.

Provided that for as long as the company functions as a private company limited by shares with one sole member:

(i)	The one sole member exercises all the powers of the general meeting, by virtue of the Law, provided always that the decisions, which will be taken by this member in general meetings, will be recorded in minutes, or be drawn up in writing.

(ii)	The agreements, which are concluded between the one sole member and the company, are recorded in minutes, or are drawn up in writing, unless they relate to the running affairs of the company entered into under ordinary circumstances.

(iii)	The provisions of these Regulations must be read, interpreted and applied on the basis that the Company is private with a single Member and accordingly any provisions that are inconsistent with the nature of the Company as a private single-member company shall be adapted accordingly or shall be deemed as non-existent and shall be ignored.

4.	The Directors are entitled to demand at any time and from any person who is registered in the Register of Members of the Company, to give to the Company any information (if the Directors so demand) supported by such affidavit or confession, as the Directors shall consider necessary for the purpose of ascertaining whether or not the Company is an “Exempt Private Company” within the meaning of sub-section (4) of section 123 of the Law.

5.	The Regulations set below must be read, interpreted and applied on the basis that this Company is private and therefore any provisions that are inconsistent with the nature of the Company as a private company shall be adapted accordingly or shall be deemed as non-existent and will be ignored.

SHARES

6.	Except as required by law, no person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by these Regulations otherwise provided) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder, except only after a Court order by a competent Court.

7.	Without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, any share in the Company may be issued with such preferred, deferred, or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise as the Company from time to time may by ordinary resolution determine.

8.	Subject to the provisions of Regulations 47(2) and 48(1) of these Regulations, the shares shall be at the disposal of the Directors who may issue, allot, distribute and generally dispose of them to such persons at such time and under such terms, preconditions or restrictions as they may think fit.

9.	Subject to the provisions of Section 57 of the Law, any preference shares may, with the sanction of an ordinary resolution, be issued on the terms that they are, or at the option of the Company are liable to be, redeemed on such terms and in such manner as the Company before the issue of the shares may by special resolution determine.

10.	If at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to the provisions of Section 70 of the Law, and whether or not the Company is being wound up, be varied or abolished with the consent in writing of the holders of three-fourths of the issued shares of that class, or with the sanction of an extraordinary resolution passed at a separate general meeting of the holders of the shares of the class. To every such separate general meeting the provisions of these Regulations relating to general meetings shall apply, but so that the necessary quorum shall be two persons holding or representing by proxy one third of the issued shares of the class and so that any holder of shares of the class present in person or by proxy may demand a poll, and so that if at any adjourned meeting of these holders there is no quorum the shareholders that are present shall constitute a quorum.

11.	The rights attached to any class of shares (unless otherwise provided by the terms of issue of the shares of that class) shall not be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

12.	Every person whose name is entered as a member in the Register of Members shall be entitled without payment to receive within two months after allotment or lodgement of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment of such amount as the Directors shall from time to time determine, for every certificate after the first. Every certificate shall be under the seal and shall specify the shares to which it relates and the amount paid up thereon. Provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all such holders.

13.	When a member has sold a part of his shares that are registered in his name, he shall be entitled to receive, without payment, a certificate for the rest of his shares.

14.	If a share certificate shall be worn out, defaced, destroyed or lost, it may be replaced with a new one on payment of a fee (if any) and under such terms (if any) as to the evidence and indemnity and the payment of the out-of-pocket expenses of the Company relating to the investigation of the evidence, as the Directors shall determine.

15.	The Company shall not give, whether directly or indirectly, and whether by means of a loan, guarantee, the provision of security or otherwise, any financial assistance for the purpose of or in connection with a purchase or subscription made or to be made by any person of or for any shares in the Company or in its holding Company nor shall the Company make a loan for any purpose whatsoever on the security of its shares or those of its holding Company, but nothing in this Regulation shall prohibit transactions mentioned in the proviso to Section 53(1) of the Law.

LIEN ON SHARES

16.	The Company shall have a first and paramount lien on every share for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that share, and the Company shall also have a first and paramount lien on all the shares registered in the name of a single person for all moneys presently payable by such person or his estate or his beneficiaries to the Company; but the Directors may, at any time, declare any share to be wholly or partly exempt from the provisions of this Regulation. The Company’s lien, if any, on a share shall extend to all the dividends payable thereon.

17.	The Company may sell in such manner as the Directors think fit, any shares on which the Company has a lien, but no such sale shall take place unless a sum in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing has been given to the registered holder for the time being of that share or to the person entitled to that share by reason of the death or bankruptcy of that holder; such written notice shall state the amount presently payable and demand the payment thereof.

18.	To give effect to any such sale the Directors may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

19.	The proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

CALLS ON SHARES

20.	The Directors may from time to time make such calls upon the members in respect of any unpaid sums on their shares (either on account of the nominal value of the shares or by way of premium) and which, according to the terms of issue, are not payable at fixed dates; and every member (provided that he receives at least fourteen days notice specifying the date or dates and the place of payment) shall pay the Company, at the date or dates and place so specified, the sum called on his shares. A call shall be subject to revocation or postponement as the Directors may think fit.

21.	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed and may provide for payment by instalments.

22.	The joint holders of a share shall be jointly liable to pay all calls in respect thereof.

23.	If a sum called in respect of a share is not paid, before or on the day appointed for the payment thereof, the person from whom the sum is due shall pay interest on such sum from the day appointed for payment thereof to the time of actual payment, at such rate as the Directors may, from time to time, determine, but the Directors shall have power to waive payment of such interest wholly or in part.

24.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, either on account of the nominal value of the share or by way of premium, shall, for the purposes of these Regulations, be deemed to be a call duly made and payable on the date on which by the terms of issue the same becomes payable, and in case of non-payment the provisions of these Regulations as to payment of interest and expenses, forfeiture or otherwise, shall apply as if such sum had become payable by virtue of a call duly made and notified.

25.	The Directors may, on the issue of shares, differentiate between the holders of shares as to the number of calls to be made, as to the amount that has to be paid on every call and as to the time of payment of such calls.

26.	The Directors may, if they think fit, receive from any shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any shares held by him, and upon all or any of the moneys so advanced the Directors may (until the same would, but for such advance, become payable) pay interest at such rate as may be agreed between the Directors and the member paying such sum in advance.

TRANSFER OF SHARES

27.	The instrument of transfer of any share shall be executed by or on behalf of the transferor and by or on behalf of the transferee .

28.	Subject to such of the restrictions of these Regulations as may be applicable, any member may transfer all or any of his shares by instrument in writing in the following form or in any usual or common form or any other form which the Directors shall approve. Except where it is permitted that the instrument of transfer is only signed by or on behalf of the transferor, the same shall be signed by or on behalf of the transferor and, also, by or on behalf of the transferee:

“I, A. B. of                          in consideration of the sum of CY Pounds                      paid to me by C.D. of              (hereinafter called “the said transferee”) hereby transfer to the said transferee the share(s) numbered                     in the undertaking called the                         , so that the said transferee, his executors, administrators, and assigns, shall hold the same subject to the same terms as I held the same at the time of the execution of this transfer. And I, the said transferee hereby agree to take the said share(s) subject to the conditions aforesaid.

Made and signed the      day of             200

Witness to the signature of                     ”.

29.	Subject to the provisions of Regulations 8 and 31(1) (i) and (j) of these Regulations, the Directors may in their absolute discretion and without assigning any reason therefor refuse to register the transfer of any share or shares, whether or not it is a fully paid share. They may also refuse to register any transfer of any share on which the Company has a lien, as well as to register any transfer of any share if by any such transfer the number of members of the Company (exclusive of persons who are in the employment of the Company and of persons who having been formerly in the employment of the Company were while in such employment and have continued after the termination of such employment to be members of the Company) exceeds fifty.

30.	No share shall be given by any member of the Company as pledge or security for any loan, debt or obligation without a permit in writing first obtained from the Directors and the Directors shall refuse to register or recognise any pledge or security made in contravention of the provisions of this Regulation. Any pledge or security given or made in contravention of this Regulation shall be void as against the Company.

31.	(1) (a)	Except as hereinafter provided, no shares in the Company shall be transferred to a non-member unless and until the rights of pre-emption, hereinafter conferred shall have been exhausted.

(b)	Every member who desires to transfer any shares (hereinafter called “the proposing transferor”) shall give to the Company notice in writing of such desire (hereinafter called “transfer notice”). A transfer notice shall necessarily mention the price which the proposed transferor determines to be the fair value, and this notice shall constitute the Company his agent for the sale of the shares to any members of the Company who desire to purchase the offered shares (hereinafter called “the buying members”) at the price determined as above, or if any one of the buying members so chooses, at the fair value so certified by the auditor of the Company (hereinafter called the “Auditor”) in accordance with sub-clause (f) below. A notice of transfer which has been given cannot be revoked unless by previous permission of the Directors.

(c)	Upon the price of the shares offered for sale being fixed, as provided under this Regulation, the Company shall be obliged to give written notice to all its members in which the number and price of the shares offered for sale shall be mentioned. In this notice, there shall also be an invitation by the Company for the members to declare in writing within twenty-eight days of the notice whether they wish to purchase any of the shares offered for sale and in case of an answer in the affirmative, the maximum number of the shares they wish to purchase.

(d)	Upon the expiration of the said twenty-eight day time limit, the Company shall allocate the shares offered for sale to the members who have expressed their desire to purchase them according to the above provisions and in case there are more than one such members, the Company shall allocate them pro rata as nearly as may be according to the number of shares in the Company which they already hold. And in case any of the buying members express the desire to purchase fewer than the shares allocated to them, but there are other members who are willing to purchase the resulting difference, the Company shall make an appropriate re-allocation of the shares offered for sale among the buying members. Provided that no member shall be obliged to take more than the maximum number of shares specified by him.

(e)	After the allocation of the shares by the Company as above, the Company shall be obliged to give notice of such allocation to the proposing transferor. He shall then be bound, upon payment to him of the fair value as determined in accordance with paragraph (b) or (f) of this Regulation, to transfer the shares to the buying members.

(f)	In case of difference between the proposing transferor and the buying members or any of them, as to the fair value of any share, the Auditor, upon an application made by any one of the interested parties, shall certify in writing the price which in his opinion constitutes the fair value and the amount so determined shall be considered to be the fair value of the shares. The Auditor, in the exercise of such power, shall be deemed to be acting as an expert and not as an arbitrator, and consequently the provisions of the Arbitration Law, CAP.4 shall not apply.

(g)	In case the proposing transferor fails to transfer the shares which he is bound by the above provisions to transfer, the Company shall proceed with the receipt of the sale price and the registration in the Register of Members of the names of the buying members as the persons entitled to the shares; the amount so received, shall be held by the Company as trustee for the proposing transferor and the receipt given by the Company for its receipt shall discharge the members completely of their obligation to pay such price; and after the entry in the Register of Members of the names of the members who bought shares under this Regulation, no dispute as to the validity of this procedure by any person shall be entertained.

(h)	In the event that the sale of all the shares offered for sale by the proposing transferor is not achieved as provided above, the proposing transferor shall be at liberty at any time during the three months following the expiry of the said period of twenty-eight days, subject to the provisions of Regulation 29, to sell and transfer any of his shares, not allocated, to any person and at any price.

(i)	Notwithstanding any of the above provisions of this paragraph, shares may be freely transferred by a member to the spouse, child or remoter issue, parent, brother, sister, son or brother in law, daughter or sister in law of that member or to a family company of the member and the shares of a deceased member may be transferred by his heirs or his personal representatives to the widow or widower, child or remoter issue, parent, brother, sister, son or brother in law, daughter or sister in law or family company of such deceased member. Shares may also be freely transferred if the member transferring them secures and delivers to the Company the written consent of the other members or their written declaration that they are not interested themselves in purchasing or acquiring the shares that the member proposes to transfer.

(j)	Notwithstanding any provisions in these Regulations to the contrary, in the case of a transfer of shares from a member to a member or from a member to a person or persons to whom the transfer of shares is freely allowed pursuant to sub-paragraph (i) above, the approval of the transfer by the Directors of the Company shall be deemed to have been given and therefore the registration of such transfer will automatically be made without any resolution of the Directors of the Company being necessary.

(2)	Subject to the provisions of paragraph 1(g) above, no transfer of shares shall be registered except upon the previous production to the Company of a valid instrument of transfer which ought to be accompanied by the share certificate of the shares transferred as well as by such other evidence as the Directors may demand as proof of the transferor’s right to transfer such shares.

32.	In addition to any right of the Directors to refuse registering any share, they may also refuse to recognise any instrument of transfer if:

(a)	the fee which the Directors may from time to time determine is not paid to the Company in respect thereof;

(b)	the instrument of transfer is not accompanied by the certificate of the shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer; and

(c)	the instrument of transfer is in respect of more than one class of shares.

33.	If the Directors refuse to register a transfer they shall within two months from the date on which the transfer was lodged with the Company, send to the transferee notice of their refusal

34.	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended for more than thirty days in any year.

35.	The Company shall be entitled to charge such fee as the Directors may from time to time determine for the registration of any probate, letters of administration, certificate of death, power of attorney, or other instrument.

TRANSMISSION OF SHARES

36.	In case of the death or dissolution of a member the survivor or survivors where the deceased was a joint holder, and the legal personal representatives or in the absence of such legal representatives the heirs of the deceased where he was a sole holder, or the successor or successors, in the case of a dissolved legal person, shall be the only persons recognized by the Company as having any title to or interest in the shares; but nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by him with other persons.

37.	Any person becoming entitled to a share in consequence of the death, or bankruptcy, or dissolution, of a member may upon such evidence being produced as may from time to time properly be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to have some person nominated by him registered as the transferee thereof, but the Directors shall in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that member before his death or bankruptcy or dissolution, as the case may be.

38.	If the person so becoming entitled shall elect to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he shall elect to have another person registered he shall testify his election by executing to that person a transfer of the share. All the limitations, restrictions and provisions of these Regulations relating to the right to transfer and the registration of transfers of shares shall be applicable to any such notice or transfer as aforesaid as if the death, or bankruptcy, or dissolution, of the member had not occurred and the notice or transfer were a transfer signed by that member.

39.	A person becoming entitled to a share by reason of the death, or bankruptcy, or dissolution of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

Provided always that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, bonuses or other moneys payable in respect of the share until the requirements of the notice have been complied with.

FORFEITURE OF SHARES

40.	If a member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Directors may, at any time thereafter, during such time as any part of the call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid together with the accrued interest and any expenses incurred by the Company.

41.	The notice shall name a further day (not earlier than the expiration of fourteen days from the date of service of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the shares in respect of which the call was made will be liable to be forfeited.

42.	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture will include all the dividends declared in respect of the shares which have been forfeited and which have not been paid up until forfeiture.

43.	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and, at any time before a sale or disposition, the forfeiture may be cancelled on such terms as the Directors think fit.

44.	A person whose shares have been forfeited shall cease to be a member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which, at the date of forfeiture, were payable by him to the Company in respect of the shares, together with interest on these sums from the date on which these became payable until payment, at such rate as the Directors may determine; but his liability shall cease if and when the Company shall have received payment in full of all such moneys in respect of the shares together with the interest provided above.

45.	A statutory declaration in writing that the declarant is a Director or the Secretary of the Company, and that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration, if any, given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

46.	The provisions of these Regulations as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of the share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

ALTERATION OF CAPITAL

47.	(1)	The Company may from time to time by ordinary resolution increase the share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe.

(2)	The Company may, whenever it proceeds with the increase of capital, by ordinary resolution determine the method in which these new shares, or any of them, shall be provided at par, or at a premium or (subject to the provisions of Section 56 of the Law) at a discount.

48.	(1)	Subject to any direction to the contrary that may be given by the resolution sanctioning the increase of capital, according to the provisions of paragraph (2) of Regulation 47, all unissued shares of the Company (whether unissued shares within the limit of the already authorised share capital or new shares in consequence of the increase of the authorised share capital) shall, before issue, be offered to such persons as at the date of the offer are entitled to receive notice from the Company of general meetings in proportion, as nearly as the circumstances admit, to the amount of the existing shares held by them. The offer shall be made by notice specifying the number of shares offered and limiting a time within which the offer, if not accepted, will be deemed to have been rejected, and after the expiration of that time, or on receipt of an intimation from the person to whom the offer is made that he declines to accept the shares offered, the Directors may dispose of the same in such manner as they think most beneficial to the Company. Furthermore, the Directors may so dispose of any new shares which, by reason of the ratio which the new shares bear to shares held by persons entitled to an offer of new shares, cannot, in the opinion of the Directors, be conveniently offered under this Regulation.

(2)	The new shares shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

49.	The Company may by ordinary resolution:

(a)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)	subdivide its existing shares, or any of them, into shares of smaller amount than is fixed by the Memorandum of Association subject, nevertheless, to the provisions of Section 60(1)(d) of the Law;

(c)	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person.

And by special resolution:

(d)	reduce its share capital, or any capital redemption reserve fund, or any share premium account in the manner and with, and subject to, any incident authorised, and consent required, by the Law.

GENERAL MEETINGS

50.	The Company shall in each year hold a general meeting as its annual general meeting in addition to any other meetings in that year and shall specify the meeting as such in the notices calling it; and not more than fifteen months shall elapse between the date of one annual general meeting of the Company and that of the next. Provided that so long as the Company holds its first annual general meeting within eighteen months of its incorporation, it need not hold it in the year of its incorporation or in the following year. The annual general meeting shall be held at such time and place as the Directors shall appoint.

51.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

52.	The Directors may, whenever they think fit, convene an extraordinary general meeting, and extraordinary general meetings shall also be convened on such requisition or, in default, may be convened by such requisitionists as provided by Section 126 of the Law. If at any time there are not enough Directors capable of acting to form a quorum, any Director or any two members of the Company may convene an extraordinary general meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS

53.

An annual general meeting and a meeting called for the passing of a special resolution shall be called by twenty-one days’ prior notice at the least and a meeting of the Company, other than an annual general meeting or a meeting for the passing of a special resolution, shall be called by fourteen days’ notice at the least. The notice shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given and shall specify the place, the day and the hour of meeting and, in case of special business, the general nature of that business and shall be given in the manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the Company in general meeting, to such persons as are, under the Regulations of the Company, entitled to receive such notices from the Company.

Provided that a meeting of the Company shall, notwithstanding that it is called by shorter notice than that specified in this Regulation, be deemed to have been duly called if it so agreed:

(a)	in the case of a meeting called as the annual general meeting by all the members entitled to attend and vote thereat; and

(b)	in the case of any other meeting by a majority in number of the members having a right to attend and vote at such meeting, being a majority together holding not less than 95 per cent in nominal value of the shares giving that right.

54.	The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

55.	Each notice calling for a general meeting of the Company shall include, in a noticeable place thereof, a declaration that a member who is entitled to attend and vote he is also entitled to appoint one or more proxies to attend and vote in his place and that such proxy need not be a member.

PROCEEDINGS AT GENERAL MEETINGS

56.	All business shall be deemed special that is transacted at an extraordinary general meeting and also that is transacted at an annual general meeting, with the exception of declaring a dividend, the consideration of the accounts, balance sheets and the reports of the Directors and Auditors, the election of Directors in the place of those retiring and the appointment of, and the fixing of the remuneration of, the auditors.

57.	No business shall be transacted at any general meeting unless a quorum of members is present at the time when the meeting proceeds to business; save as herein otherwise provided a number of members present holding more than 50% of the voting power shall be a quorum.

58.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of members, shall be dissolved; in any other case it shall stand adjourned to the same day in the next week, at the same time and place or to such other day and at such other time and place as the Directors may determine and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the members present shall be a quorum.

59.

The chairman, if any, of the Board of Directors, shall preside as chairman at every general meeting of the Company or, if there is no such chairman or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting or is unwilling to act, then the vice-chairman of the

Board, if any, shall preside in his place. If there is no vice-chairman, or if he is also not present within the time-limit prescribed above for the chairman, or if he is unwilling to act, then, the Directors present, if any, shall elect one of their number to be chairman of the meeting; and in case where the Directors refuse to make such election, or in case where none of the Directors present is willing to preside or in case where no Director is present within fifteen minutes after the time appointed for the holding of the meeting then, the members present shall elect one of their number to be chairman of the meeting.

60.	The Chairman may, with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Except as provided above, it shall not be necessary to give any notice for an adjournment or for the business to be transacted at an adjourned meeting.

61.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is (before or on the declaration of the result of the show of hands) demanded:

(a)	by the Chairman; or

(b)	by at least three members present in person or by proxy; or

(c)	by any member or members present in person or by proxy and representing not less than one-tenth of the total voting rights of all the members having the right to vote at the meeting; or

(d)	by a member or members holding shares in the Company conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to riot less than one-tenth of the total sum paid up on all the shares conferring that right.

Unless a poll be so demanded a declaration by the chairman that a resolution has on a show of hands been carried or carried unanimously or by a particular majority or lost and an entry to that effect in the book containing the minutes of the proceedings of the Company shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution. The demand for a poll may be withdrawn.

62.	Except as provided in Regulation 66, if a poll is duly demanded it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

63.	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

64.	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs and any business other than that upon which a poll has been demanded may be proceeded with pending the taking of the poll.

65.	Subject to the provisions of the Law, a resolution in writing signed by all the members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

VOTES OF MEMBERS

66.	Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a show of hands, every member present in person or by proxy shall have one vote and on a poll every member shall have one vote for each share of which he is the holder.

67.	In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion, of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

68.	A member of unsound mind, or in respect of whom an order has been made by any Court having jurisdiction in lunacy, may vote, whether cm a show of hands or on a poll, by the administrator of his property, his committee, receiver, curator bonis or other person in the nature of an administrator, committee, receiver or curator bonis appointed by the Court, and any such administrator, committee, receiver, curator bonis or other person may, on a poll, vote by proxy.

69.	No member shall be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

70.	No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the chairman of the meeting, whose decision shall be final and conclusive.

71.	On a poll votes may be given either personally or by proxy.

72.	The instrument appointing a proxy shall be in writing under the hand of the appointer or of his attorney duly authorised in writing or if the appointer is a corporation, either under seal or under the hand of the officer or attorney duly authorised. A proxy need not be a member of the Company but shall have the same right to speak at the general meeting as his appointer.

73.	The instrument appointing a proxy and the power of attorney or other authority, if any, under which it is signed or a notarially certified copy of that power or authority shall be deposited at the registered office of the Company or at such other place within Cyprus as is specified for that purpose in the notice convening the meeting not less than 48 hours before the time for holding the meeting or adjourned meeting, at which the person named in the instrument proposes to vote, or, in the case of a poll, not less than 24 hours before the time appointed for the taking of the poll, and in default the instrument of proxy shall not be treated as valid.

74.	The instrument appointing a proxy shall be in the following form or a form as near thereto as circumstances admit:

LATCHEY LIMITED

I/We,                     , of                      being a member/members of the above-named Company, hereby appoint                      of                     , or failing him                      of                     , as my/our proxy to vote for me/as on my/our behalf at the annual*/ extraordinary* (*delete whichever is not applicable) general meeting of the Company, to be held on the      day of              200    , and at any adjournment thereof.

Signed this      day of              200    .”

75.	Where it is desired to afford members an opportunity of voting for or against a resolution the instrument appointing a proxy shall be in the following form or a form as near thereto as circumstances admit:

LATCHEY LIMITED

I/We,                     , of                      being a member/members of the above-named Company, hereby appoint                     , of                     , or failing him                      of                     , as my/our proxy to vote for me, us on my/our behalf at the annual*/ extraordinary* (*delete whichever is not applicable) general meeting of the Company, to be held on the      day of              200    , and at any adjournment thereof.

Signed this      day of              200    .”

This form is to be used in favour of*/against* the resolution. Unless otherwise instructed, the proxy will vote as he thinks fit (*Delete whichever is not desired).

76.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

77.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed or the transfer of the share in respect of which the proxy is given, provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the office before the commencement of the meeting or adjourned meeting at which the proxy is used.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

78.	Any corporation which is a member of the Company may by resolution of its Directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual member of the Company.

DIRECTORS

79.	Unless and until otherwise determined by the Company at a general meeting, the number of Directors shall be one (1) to seven (7). The names of the first Directors shall be determined in writing by the subscribers of the Memorandum of Association or a majority of them. Until the appointment of the first Directors the subscribers of the Memorandum of Association shall exercise all the powers of the Directors.

80.	(1)	The remuneration if any, of the Directors shall be determined from time to time by the Company at a general meeting or by any other agreement regarding the appointment of the Directors. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be paid all travelling, hotel and other expenses properly incurred by them in attending and returning from meetings of the Directors or which have been incurred by them in any other way in connection with the business of the Company.

(2)	Any Director who at the Company’s request provides special services to the Company or it is necessary to travel or to remain abroad for the Company’s purposes, will receive from the Company such additional remuneration by way of salary, benefit, real expenses or in any other way as the Board will decide.

81.	The shareholding qualification for Directors may be fixed by the Company in general meeting and, unless and until so fixed, no qualification shall be required.

82.	(1)	A Director of the Company may be or become a Director; or other officer of, or otherwise interested in, any Company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a Director or officer of, or from his interest in, such other Company unless the Company otherwise directs.

	(2)	The Directors are entitled to exercise the voting rights which are conferred on the Company by any shares which the Company has or holds in any other company or the rights which are exercised by them as Directors of such other company in such manner as regards all matters, as the Directors will deem fit (including the exercise of the voting right in favour of any resolution which appoints themselves, or some of them as Directors, or officers of such other company) and each Director will have the right to vote in favour of the exercise of such voting rights in manner aforesaid, even if it is likely or about to happen that such Director will be appointed as a Director or officer of such other company in which event he will or is likely to have an interest in the exercise of such voting rights in manner aforesaid.

BORROWING POWERS

83.	(1)	The Directors may exercise all the powers of the Company to borrow, the giving of guarantees and the charge or mortgage (in such manner and on such terms as the Directors may from time to time deem fit or expedient) the whole or part of the undertaking, movable and immovable property of the Company, present or future, including all or part of the uncalled capital of the Company, and to issue floating charges, debentures, mortgage debentures, debenture stock, promissory notes, bonds and other securities payable to bearer or otherwise and whether perpetual or redeemable or repayable and whether outright or as security for any debt, liability or obligation of the Company or of any third party.

	(2)	Any such floating charges, debentures, mortgage debentures, debenture stock, bonds, promissory notes or other securities may be issued at a discount, at a premium or otherwise and with such powers as to redemption, surrender, drawings, allotment of shares or other as the Directors shall think fit or expedient.

POWERS AND DUTIES OF DIRECTORS

84.

The business of the Company shall be managed by the Directors who may pay all expenses incurred in promoting and registering the Company and may exercise all such powers of the Company as are not by the Law or by these Regulations required to be exercised by the Company in general meeting, subject, nevertheless, to these Regulations, to the provisions of the Law and to such regulations, not being inconsistent with these Regulations or the provisions of the Law, as may be prescribed by the Company in general meeting; but no regulation made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if such regulation had not been passed.

85.	The Directors shall duly comply with the provisions of the Law and particularly with the provisions requiring the registration of particulars, mortgages and charges affecting the property of the Company or created by the Company, the keeping of a Register of Directors and Secretary, the sending to the Registrar of Companies of an annual report, notice of consolidation or increase of the share capital, copies of special and extraordinary resolutions as well as a copy of the Register of Directors and notifications of any changes therein.

86.	The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Regulations) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

87.	The Company may exercise the powers conferred by Section 36 of the Law and which concern the right of the Company to have an official seal for its use abroad, and such powers shall be exercised by the Directors.

88.	(1)	A Director which in any way, directly or indirectly, has an interest in a contract or a proposed contract with the Company, shall declare the nature of his interest at a meeting of the Directors according to section 191 of the Law.

(2)	Any Director or any company or firm of which a Director is a shareholder, partner or director, may contract and participate in the profits of any contract or arrangement with the Company as if he were not a Director and may retain for his own use any profits or benefits made by him under any such contract. Every Director shall also be entitled to vote on any matter concerning any such contract or arrangement notwithstanding any interest he may have therein as well as on any matter concerning his appointment with remuneration to any office or place of profit under the Company or on the regulation of the terms thereof and shall be entitled to be counted in the quorum of the Board of Directors at any meeting at which any such matter is considered.

(3)	The Directors may hold any other office or place of profit under the Company (other than the office of Auditor) in conduction with the office of Director, for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such office or other place of profit or as a salesman or a purchaser or in any other way, and neither any such contract, or any contract or any arrangement which has been concluded by or on behalf of the Company, to which such Director has some interest will be voidable, nor any Director who will conclude any such contract, or who will have any such interest will be under an obligation to account: to the Company for any profit which he will make from any such contract, or arrangement, solely due to the fact that such Director holds the office of Director or due to the confidential nature of this office.

(4)	The Directors may act by themselves or their firm in a professional capacity for the Company, so that the Director who acts in such a way or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as Auditor of the Company.

89.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments, and all receipts for moneys paid to the Company, shall be signed, drawn, accepted, endorsed, or otherwise executed, as the case may be, in such manner as the Directors shall from time to time by resolution determine.

90.	The Directors shall cause minutes to be made in books provided for this purpose with regard to the proceedings at all meetings of the Company, and of the Directors and of the Committees of Directors.

91.	The Directors may, on behalf of the Company, pay a gratuity pension or other allowance on retirement to any Director who held a salaried office or place of profit with the Company or to his widow or his dependants and may contribute to any fund or pay an additional reward for the purchase or provision of any such gratuity, pension or allowance.

92.	The Directors are entitled to demand at anytime and from any person who is registered in the Register of Members of the Company, to give to the Company any information (if the Directors so demand) supported by such affidavit or confession, as the Directors shall consider necessary for the purpose of ascertaining whether or not the Company is an “Exempt Private Company” within the meaning of sub-section (4) of section 123 of the Law.

ALTERNATE DIRECTORS

93.	(1)	Each Director may, at any time and from time to time, appoint any person approved by the Directors to act as Alternate Director in his place. Subject to the terms and conditions existing with reference to the other Directors and Alternate Directors, an Alternate Director shall exercise and discharge all the powers and duties of the Director he represents. Any Director of the Company who is appointed an

Alternate Director shall be entitled to vote at any meeting of the Directors on behalf of the Director so appointing him as distinct from the vote to which he is entitled in his own capacity as a Director of the Company, but shall only be considered as one Director for the purpose of making a quorum of Directors.

(2)	Every appointment, of an Alternate Director made under this Regulation shall be subject to revocation at any time by the appointing Director. Any appointment or revocation of appointment of an Alternate Director may be made by cable, telegram, radiogram, telex, telefax or in any other similar way but shall be confirmed as soon as possible by letter, but shall be effective immediately (that is even before receipt of the letter). Provided that the relevant instrument of appointment shall be forwarded to the office on time so that it is received not later than 48 hours before the first meeting of the Board is to take place at which the Alternate Director will be present. The presence of the Director who appointed the Alternate Director in any meeting of the Board, will automatically suspend, with regard to such meeting, the appointment of the Alternate Director who shall not be entitled to be present at and attend such meeting.

(3)	Any instrument appointing an Alternate Director shall, as nearly as circumstances will admit, be in the following form or to the effect following:

LATCHEY LIMITED

I                      a Director of LATCHEY LIMITED pursuance of the powers on that behalf contained in Regulation 93 of the Articles of Association of the Company, do hereby nominate and appoint                      of              to act as Alternate Director in my place and on my behalf at any meeting of the Directors which I am unable to attend and to exercise and discharge all my powers and duties as a Director of the Company.

Such appointment shall be valid for the meeting of the Directors to be convened on             200     */for a period of             days*/until it is revoked by me by my notification to the Company.*

(*Delete whichever is not applicable)

In                      this                      day of                      200

(Signed)

Director”

(4)	The Director who appointed the Alternate Director will not be responsible for the acts or omissions of the Alternate Director he appointed unless, and to the degree that, he has authorised or approved the same.

DISQUALIFICATION OF DIRECTORS

94.	The office of Director shall be vacated if the Director -

(a)	becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(b)	becomes prohibited from being a Director by reason of any order made under section 180 of the Law; or

(c)	becomes of unsound mind; or

(d)	resigns his office by notice in writing to the Company.

ROTATION OF DIRECTORS

95.	The Company may from time to time by ordinary resolution increase or reduce the number of Directors, and may also determine the way of rotation and may increase or reduce the number of Directors to retire in such way.

96.	The Directors shall have power at any time, and from time to time, to appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors, but so that the total number of Directors shall not at any time exceed the number fixed in accordance with these Regulations. Any Director so appointed shall hold office only until the next following annual general meeting, and shall then be eligible for re-election but shall not be taken into account in determining the Directors who are to retire by rotation at such meeting.

97.	The Company may by ordinary resolution of which special notice will have been given in accordance with Section 136 of the Law, remove any Director before the expiration of his period of office, notwithstanding, any provisions in these Regulations or any agreement between the Company and such Director. Such removal however shall be without prejudice to any claim such Director may have for damages for breach of any contract of service between him and the Company.

98.	The Company may by ordinary resolution appoint another person in place of a Director from office under the immediately preceding Regulation, and, without prejudice to the powers of the Directors under Regulation 101, the Company in general meeting may appoint any person to be a Director either to fill a casual vacancy or as an additional Director. A person appointed in place of a Director so removed or to fill such a vacancy shall be subject to retirement at the same time as if he had become a Director on the day on which the Director in whose place he is appointed was last elected a Director.

PROCEEDINGS OF DIRECTORS

99.	The Directors may meet together for the despatch of business, adjourn and otherwise regulate their meetings as they think fit. Except as otherwise provided in these Regulations questions arising at any meeting at which a quorum is present shall be decided by a majority of the Directors taking part in the vote. In case of an equality of votes the Chairman shall have a second or casting vote. A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

100.	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors on each occasion and unless so fixed it shall be the majority if the Directors are more than one and one if there is only one Director.

101.	The continuing Directors may act at any time notwithstanding any vacancy in their body, but, if and so long as their number is reduced below the permitted minimum number of Directors which according to the provisions of these Regulations constitute a quorum for the meetings of the Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that minimum number or of summoning a general meeting of the Company, but for no other purpose.

102.	The Directors may elect a chairman and vice-chairman for the meetings and may determine the period of time for which each one of them shall hold such office; but if no chairman or vice-chairman is elected or if at any meeting of the Directors neither the chairman nor the vice-chairman is present within ten minutes after the time appointed for holding the meeting then the Directors present ,may choose one of their number to be chairman of such meeting.

103.	The Directors may delegate any of their powers to committees consisting of such member or members of their body as they may think fit; a committee so formed shall in the exercise of the powers so delegated to it, conform to any regulations which may be imposed on it by the Directors.

104.	The committees may elect a chairman of their meetings; if no such chairman is appointed, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be Chairman of the meeting.

105.	The committees may meet and adjourn their meetings as they may think fit. Questions arising at any meeting shall be determined by a majority of votes of the members present, and in the case of an equality of votes, the chairman of the meeting shall have a second or casting vote.

106.	All acts done at any meeting of the Directors or of a committee of the Directors, or by any person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them, were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

107.	A resolution in writing signed or approved by letter, telegram, radiotelegram, telex, telefax or other similar means by all the Directors or their Alternates, shall be as valid and binding, as it would have been if it had been passed at a meeting of the Directors which had been duly convened and held. And if it is signed as provided above, it may consist of various documents each one of which must be signed by one or more of the persons referred to above. The Directors may participate in any meeting of the Directors or any duly authorised committee by means of telephone conference or conference by similar communications equipment by means of which all persons participating in the conference can hear each other, and the participation by such means shall constitute presence in person at such meeting for which an appropriate minute shall be made.

MANAGING DIRECTOR

108.	The Directors may at any time and from time to time appoint one or more of their body to the office of Managing Director or Managing Directors or any other person or persons to the office of Manager or Managers for such a period and under such terms as they may think fit. A Director so appointed shall not, while holding that office, be subject to retirement by rotation, nor shall he be taken into account in determining the Directors who retire by rotation. However, the appointment of a Director as a Managing Director, shall be subject to determination ipso facto if he ceases for any cause to be a Director or, subject to the terms of any agreement he may enter into with the Company, if the Company at a general meeting resolves that his tenure of the office of a Managing Director be determined.

109.	A Managing Director shall be entitled to receive such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another) as the Directors may from time to time determine. The remuneration to be fixed for a Director appointed to the office of Managing Director shall be independent of and in addition to that which may be fixed under Regulation 80 of these Regulations.

110.	The Directors may from time to time entrust to and confer upon the Managing Directors all or any of the powers of the Directors as they may think fit, but the exercise of any of the powers by one Managing Director shall be subject to such regulations and/or restrictions and/or limits as the Directors may from time to time make or impose, and the said powers may at any time be revoked or varied.

SECRETARY

111.	The Secretary shall be appointed by the Directors for such term, at such remuneration and upon such conditions as they may think fit; and any Secretary so appointed may be removed by them.

112.	No person shall be appointed or hold office as Secretary who is:

(a)	the sole Director of the Company; or

(b)	a corporation the sole Director of which is the sole Director of the Company; or

(c)	the sole Director of a corporation which is the sole Director of the Company.

113.	A provision of the Law or these Regulations requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in place of, the Secretary.

THE SEAL

114.	The Directors shall provide for the safe custody of the seal which shall not be affixed to any instrument except pursuant to prior approval of the Directors given by their respective decision. In such a case, the seal shall be affixed in the presence of at least two Directors or of one Director and of the Secretary or of one Director and one other person as the Directors may appoint for the purpose. Provided that where there shall be only one Director, the seal may be affixed in the presence of that Director only. The Directors referred to above, or the Director and the Secretary or the person appointed by the Directors, or the only Director or the Managing Director, as the case may be, shall sign every instrument to which the seal of the Company is so affixed in their presence.

DIVIDENDS AND RESERVES

115.	The Company in general meeting may declare dividends, tut no dividend shall exceed the amount recommended by the Directors.

116.	The Directors may from time to time pay to the members interim dividends (including the fixed dividends which are payable at fixed times) on any preferential shares or other shares as appear to the Directors to be justified by the profits of the Company.

117.	No dividend shall be paid otherwise than out of profits.

118.	The Directors may set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for purposes to which the profits of the Company may be lawfully applied, and pending such application, may, at the like discretion of the Directors, either be employed in the business of the Company or be invested in such investments (other than shares of the Company) as the Directors may from time to time determine. The Directors may also, without placing the same to reserve, carry forward any profits as they may think fit to the following year instead of distributing them.

119.	Subject to the rights of any persons, if any, who are entitled to shares with special rights as to dividends, all dividends shall be declared and paid on the basis of the amounts paid or credited as paid on the shares in respect whereof the dividend is paid; but no amount paid or credited as paid on a share in advance of calls shall be treated for the purposes of this Regulation as paid on the share. All dividends shall be apportioned and paid in proportion to the amounts paid or credited as paid on the shares during the part or parts of the period in respect of which the dividend is paid; but if a share is issued on terms providing that it shall rank for dividend as from a particular date such share shall rank for dividend accordingly.

120.	The Directors may deduct from any dividend payable to any member, all sums of money (if any) presently payable by such member to the Company with regard to the shares of the Company.

121.	Notice for a dividend that has been declared will be given in the way hereinafter mentioned, to the persons entitled to participate in that dividend.

122.	Every general meeting at which a dividend or bonus is declared may direct that the payment of such dividend or bonus may be made wholly or partly by the distribution of specific assets of the Company and in particular of fully paid up shares, debentures or debenture stock of another company or in any one or more of such ways, and the Directors will give effect to such direction; and where any difficulty is encountered on any such distribution, the Directors may settle the same in any way they think fit, and in particular they may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any members on the basis of the value so fixed for the adjustment of the rights of all the members, and may transfer any such specific assets in trustees in the way the Directors shall think fit.

123.	The dividends, interests or other moneys which are payable in cash in respect of shares, may be paid by cheque or warrant sent through the post to the registered address of the holder or in the case of joint holders, to the registered address of that one of the joint holders whose name appears first on the Register or to such person and at such address as the holder or joint holders may indicate in writing. Every such cheque or warrant shall be payable to the order of the person to whom it is sent. Any one of two or more joint holders may give valid receipts for any dividends, bonuses or other moneys paid in respect of the shares held by them jointly.

124.	No dividend shall bear interest as against the Company.

125.	A dividend not claimed for a period exceeding twelve years from the day it was declared, shall be subject, at any time after the expiration of this time limit, to forfeiture pursuant to a decision of the Directors.

ACCOUNTS

126.	The Directors shall cause proper books of account to be kept with respect to:

(a)	all the sums of money received and expended by the Company and the matters in respect of which such receipt and expenditure takes place;

(b)	all sales and purchases of goods by the Company; and

(c)	the assets and liabilities of the Company.

Proper books of account shall not be deemed to be kept by the Company if such books of accounts are not kept as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

127.	The books of account shall be kept at the Registered Office of the Company, or, subject to Section 141 (3) of the Law, at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

128.	The Directors may from time to time determine whether and to what extent and at what times or places and under what conditions or regulations the accounts and books of the Company, or some of them, shall be open to the inspection of members not being Directors, and no member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Law or authorised by the Directors or by the Company in general meeting.

129.	The Directors shall from time to time, in accordance with sections 142,144 and 151 of the Law, cause to be prepared and be laid before the Company in general meeting such profit and loss accounts, balance sheets, group accounts (where necessary) and reports as referred to in those sections.

130.	A copy of every balance sheet (including every document required by Law to be annexed thereto) which is to be laid before the Company in general meeting together with a copy of the auditor’s report shall, not less than twenty-one days before the date of the meeting, be sent to every member of, and every holder of debentures of, the Company, and to every person who is registered according to Regulation 38. Provided that this Regulation shall not require a copy of those documents to be sent to any person of whose address the Company is not aware or to more than one of the joint holders of any debentures of the Company.

CAPITALISATION OF PROFITS

131.	The company in general meeting may upon the recommendation of the Directors resolve that it is desirable to capitalise any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts or to the credit of the profit and loss account or otherwise available for distribution, and accordingly that such sum be set free for distribution amongst the members who would have been entitled thereto if distributed by way of dividend and in the same proportions, on condition that the same be not paid in cash but be applied either in or towards paying up any amounts for the time being unpaid on any shares held by such members respectively or paying up in full unissued shares or debentures of the Company to be alloted and distributed credited as fully paid up to and amongst such members in the proportion aforesaid, or partly in the one way and partly in the other, and the Directors shall give effect to such resolution:

Provided that a share premium account and a capital redemption reserve fund may, for the purposes of this Regulation, be applied only in the paying up of unissued shares to be issued to members of the company as fully paid bonus shares.

132.	Whenever such a resolution as aforesaid shall have been passed the Directors shall make all appropriations and applications of the undivided profits resolved to be capitalised thereby, and all allotments and issues of fully paid shares or debentures, if any, and generally shall do all acts and things required to give effect thereto, with full power to the Directors to make such provision by the issue of fractional certificates or by payment in cash or otherwise as they think fit for the case of shares or debentures becoming distributable in fractions, and also to authorise any person to enter on behalf of all the members entitled thereto into an agreement with the Company providing for the allotment to them respectively, credited as fully paid up, of any further shares or debentures to which they may be entitled upon such capitalisation, or (as the case may require) for the payment up by the company on their behalf, by the application thereto of their respective proportions of the profits resolved to be capitalised, of the amounts or any part of the amounts remaining unpaid on their existing shares, and any agreement made under such authority shall be effective and binding on all such members.

AUDIT

133.	Auditors shall be appointed and their duties regulated in accordance with sections 153 to 156 (both inclusive) of the Law.

NOTICES

134.	(1) A notice may be given by the Company to any member either by delivering it personally or by sending it by post to him or to his registered address, fax, or by special overnight courier or by dispatch by computer (e-mail) or by other similar means. Where a notice is sent by post, service of the notice shall be presumed to have been effected in the case of a notice of a general meeting at the expiration of twenty four hours after the posting of the letter containing the notice, and in every other case at the time at which the letter would be delivered in the ordinary course of post after proof that the letter containing the notice has been duly addressed to the addressee. In case the notice is sent by fax or by special overnight courier or by computer (e-mail) or by other similar means, service of it shall be deemed to have been effected at the expiration of 24 hours after it is sent.

(2) Proof that a notice has been delivered personally or that it has been posted or delivered for posting or that it has been sent to the correct address or to the correct number (of the fax or e-mail) of the person to whom it is addressed shall constitute conclusive proof that such notice was duly given. In the event of the notice having been given by fax, the signature of the sender need not be original, and in the event of the notice being dispatched by computer (e-mail) or by other similar means, it will be sufficient that the name of the sender will appear only on the printout.

135.	A notice may be given by the Company to the joint holders of a share by giving the notice to the joint holder, first named in the Register of members in respect of the share.

136.	A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a member by sending it through the post in a prepaid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address, if any, within Cyprus supplied for the purpose by the persons claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

137.	Notice of every general meeting shall be given in any manner hereinbefore authorised to -

(a)	every member who supplied to the Company an address for the giving of notices to them;

(b)	every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a member where the member but for his death or bankruptcy would be entitled to receive notice of the meeting; and

No other person shall be entitled to receive notices of general meetings.

WINDING UP

138.	If the Company shall be wound up the liquidator may, with the sanction of an extraordinary resolution of the company and any other sanction required by the Law, divide amongst the members in specie or in money or in kind the whole or any part of the assets of the company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the members or different classes of members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no member shall be compelled to accept any shares or other securities whereon there is any liability.

INDEMNITY

139.	Every Director, Managing Director, agent, auditor, Secretary and other officer for the time being of the Company shall be indemnified out of the assets of the Company against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favour or in which he is acquitted or in connection with any application under section 383 of the Law in which relief is granted to him by the Court.

140.	Every Director, Managing Director, agent, auditor, Secretary of other officer for the time being of the Company, and every employee of the Company, shall be indemnified by the Company and it shall be the duty of the Board of Directors to pay out of the funds of the Company all costs, expenses and losses which such a person may have incurred or become liable to pay by reason of any contract entered into by him in his capacity as such an officer or employee, or in respect of any transaction or act done by him in the discharge of his duties and/or powers in his capacity as such.

141.	Regardless of any provision contained in the Regulations applying to the Company, the meetings of the Directors as well as the general meetings of the Company (regular and extra-ordinary) may be convened and held either in Cyprus or abroad. In case they are convened abroad they may take place in any city or place that may be required in writing by the majority of the Directors or the members (as the case may be).

Name, address and description of subscriber

CS ACSA SECRETARY SERVICES LIMITED

CS ACSA SECRETARY SERVICES LIMITED

Reg. No 161523,

Theklas Lysioti 35,

Eagle Star House, 5th floor

Limassol 3030,

Cyprus

Dated this 28th day of September, 2007

Witness of the above signature: Constantia Dionysiou

Profession: Administrator Corporate Department

Address: Vasiliou Megalou No 1, Limassol

MICHAEL KYPRIANOU & CO
35, Thekla Lysioti str. EAGLE STAR HOUSE 6th floor 3030 Limassol, Cyprus

LATCHEY LIMITED

EXTRACT OF THE MINUTES OF AN EXTRAORDINARY GENERAL

MEETING OF THE SHAREHOLDERS OF THE COMPANY HELD IN

NICOSIA, ON 18 12. 2009

Special Resolution

That the Articles of Association of the Company be amended as follows:

(a)	By adding the following final sentence to the existing Regulation 15 of the Company’s Articles of Association, immediately after the words “to section 53(1) of the Law”:

15. “or authorized pursuant to section 53(3) of the Law”.

Brena Services Limited Secretary